EXHIBIT 4.20.3

EXECUTION VERSION

PNC BANK, NATIONAL ASSOCIATION

AMENDMENT NO. 2

TO THE ISSUING AND PAYING AGENCY AGREEMENT

May 27, 2016

WHEREAS, the parties hereto have previously entered into an Issuing and Paying Agency Agreement, dated January 16, 2014 (as amended on May 22, 2015, the “Issuing and Paying Agency Agreement”), whereby PNC Bank, National Association (the “Bank”) appointed PNC Bank, National Association (the “Issuing and Paying Agent”) to act, on the terms and conditions specified therein, as issuing and paying agent for the Global Bank Notes and to perform such other responsibilities as are described therein.

WHEREAS, the Bank has previously entered into a Distribution Agreement, dated January 16, 2014 (as amended on May 22, 2015, and as further amended by the Distribution Agreement Amendment (as defined below), the “Distribution Agreement”), with respect to the issue and sale by the Bank through the dealers listed on Schedule I thereto (the “Dealers”) of its Bank Notes (each, a “Bank Note” and collectively, the “Bank Notes”) in such amounts as may be duly authorized by the Bank.

WHEREAS, pursuant to resolutions duly adopted by the board of directors of the Bank, dated May 18, 2016, a copy of which the Bank has provided to the Issuing and Paying Agent, the maximum aggregate principal amount of Global Bank Notes which may be issued and outstanding at any one time has been increased to $40,000,000,000.

WHEREAS, on the date hereof, the Bank and the Dealers have agreed to an amendment of the Distribution Agreement (the “Distribution Agreement Amendment”), to among other things, memorialize the increase in the maximum aggregate principal amount of Bank Notes that may be issued and outstanding.

WHEREAS, the parties hereto wish to amend the terms of the Issuing and Paying Agency Agreement as set forth in this amendment (“Amendment No. 2”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment to the Terms of the Issuing and Paying Agency Agreement.

(a) Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Issuing and Paying Agency Agreement.

i. Modifications to the Issuing and Paying Agency Agreement. References to the “Offering Circular” shall be deemed to refer to Offering Circular as defined in the Distribution Agreement.

ii. The fourth paragraph of Section 1 is replaced in its entirety with the following:

“The aggregate principal amount of the Global Bank Notes which may be issued and outstanding under this Agreement at any one time is $40,000,000,000; provided, that such maximum aggregate principal amount may be increased at any time pursuant to a resolution duly adopted by the board of directors of the Bank, which resolution shall be promptly provided to the Issuing and Paying Agent.”

(b) Interpretation. Upon the execution and delivery of this Amendment No. 2, the Issuing and Paying Agency Agreement shall be modified and amended in accordance with this Amendment No. 2, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Amendment No. 2 will control. For the avoidance of doubt, references in the Issuing and Paying Agency Agreement to this “Agreement” shall refer to the Issuing and Paying Agency Agreement, as amended by this Amendment No. 2.

(c) Ratification. The Issuing and Paying Agency Agreement, as modified and amended by this Amendment No. 2, is hereby ratified and confirmed in all respects and shall bind each party hereto.

SECTION 2. Notices.

(d) All communications by or on behalf of the Bank relating to the issuance, transfer, exchange or payment of Bank Notes or interest thereon shall be directed to the offices of the Issuing and Paying Agent located at 116 Allegheny Center Mall P8-YB35-02-8, Pittsburgh, Pennsylvania 15122, Attention: Securities Settlement, or to such other offices as the Issuing and Paying Agent shall specify in writing to the Bank. The Bank will send all Global Bank Notes to be completed and delivered by the Issuing and Paying Agent to such offices or such other offices as the Issuing and Paying Agent shall specify in writing to the Bank.

(e) All other notices and communications hereunder shall be in writing and shall be addressed as follows:

(i)	If to the Bank:

PNC Bank, National Association

The Tower at PNC Plaza

300 Fifth Avenue

6th Floor

Pittsburgh, Pennsylvania 15222-2401

Attention: Lisa Kovac

Telephone: 412-762-8400

Fax: 412-762-1728

Email: lisa.kovac@pnc.com

(ii)	If to the Issuing and Paying Agent:

PNC Bank, National Association

116 Allegheny Center Mall

P8-YB35-02-8

Pittsburgh, Pennsylvania 15212

Attention: Security Settlements

SECTION 3. Governing Law.

This Amendment No. 2 shall be governed by, construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed in such Commonwealth, without regard to conflicts of laws principles.

SECTION 4. Counterparts.

This Amendment No. 2 may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.

PNC BANK, NATIONAL ASSOCIATION, as the Bank

By:	/s/ Randall C. King
	Name:	Randall C. King
	Title:	Executive Vice President

PNC BANK, NATIONAL ASSOCIATION, as the Issuing and Paying Agent

By:	/s/ Lisa M. Kovac
	Name:	Lisa M. Kovac
	Title:	Senior Vice President

[Signature Page to Amendment No. 2 to the Issuing and Paying Agency Agreement]